Q4 2021 Shareholder Letter

~83K ~600K 100K 2,4253 vehicles 11.5K+ R1 net preorders in the U.S. and Canada as of March 8, 2022 Total planned annual capacity between Normal and Georgia plants Employees as of March 8, 2022 EDV initial order from Amazon Vehicles produced as of March 8, 2022 since start of production Launched in the United States: R1T, R1S, EDV Key Highlights Q4 2021 Shareholder Letter © 2022 Rivian. All rights reserved. 2

Rivian and the electric vehicle (“EV”) industry had a truly unprecedented year in 2021. We are at the tipping point of EV adoption as the trillions of miles traveled each year across the planet transition to EVs. Excitement and interest toward EVs continues to grow as consumers and commercial customers increasingly understand EVs offer a compelling experience, performance, operating cost, and environmental benefits. This enthusiasm from governments, policymakers, consumers, and commercial operators is a needed enabler for electrifying more than a billion vehicles over the next 10 to 15 years. Rivian exists to help drive this transition by building category-defining EVs that combine performance, efficiency, and technology, as well as a full suite of proprietary, value-added services that address the entire vehicle lifecycle. On the consumer side, we have launched the R1 platform with our first generation of consumer vehicles, the R1T, a two-row, five-passenger pickup truck, and the R1S, a three-row, seven-passenger sport utility vehicle (“SUV”). In the commercial market, we launched the Rivian Commercial Van (“RCV”) platform. Our first vehicle on this platform is the Electric Delivery Van (“EDV”), designed and engineered by Rivian in collaboration with Amazon, our first commercial customer. Q4 2021 Shareholder Letter © 2022 Rivian. All rights reserved. Q4 2021 Rivian Shareholder Letter 3

Q4 2021 Shareholder Letter © 2022 Rivian. All rights reserved. • Starting production and deliveries of all three of our vehicles, the R1T, R1S, and EDV; • Seeing the excitement and enthusiasm for the products we are building, including the R1T being selected as MotorTrend’s 2022 Truck of the Year, as well as other accolades; • Launching a digital-first, direct-to-consumer experience platform that allows us to manage the customer experience from the first time they view the vehicle online through sale, delivery, service and more; • Introducing our FleetOS digital fleet management solution for commercial customers; • Making the natural world a stakeholder in our success by establishing and funding Forever by Rivian, Inc., an organization focused on addressing climate change and preserving the biodiversity needed for our planet’s long-term survival, with 8 million shares of Rivian common stock; • Raising $13.7 billion of gross proceeds with our initial public offering (“IPO”); and • Selecting the site for our second U.S. manufacturing plant just outside Atlanta, Georgia. We crossed several major milestones in 2021, including: 4

Q4 2021 Shareholder Letter © 2022 Rivian. All rights reserved. Looking ahead to 2022 and beyond, we are focused on continuing to help drive the transformation of transportation. We believe our multi-program product- development capability will enable us to expand our portfolio and addressable market with exceptionally designed and capable electric vehicles and an end-to-end, value-added software and service offering. Our path to EV leadership won’t be easy. In the immediate term, we are not immune to the supply chain issues that have challenged the entire industry. Those issues, which we believe will continue through at least 2022, have added a layer of complexity to our production ramp-up. We are working diligently and collaboratively with suppliers to identify and head off problems or constraints as quickly as possible. Our manufacturing operations are making progress, and our plant is outrunning the constraints of our supply chain. Our demonstrated production rate is in line with our expectations. Ramping up a manufacturing facility and simultaneously launching multiple vehicles is an extremely complex task, but this is a core competency that we are building, as it will be critical for us to rapidly scale and drive our impact over the next several years as we launch additional vehicles and production plants. During the next 12 months, we will remain focused on ramping up production at our plant in Normal, Illinois, as well as initiating work on our second domestic manufacturing facility in Georgia. We will also continue significant investments in our next-generation vehicle platforms and in-vehicle technologies, including our proprietary 800-volt architecture which includes a new in-house family of drive units for both Dual and Quad-Motor configurations. This 800-volt architecture also includes an integrated on-board charger, DC to DC converter, and DC to AC converter, where the power stages of the DC-AC and AC-DC are bi-directional and share semiconductors, magnetics, and the controller. We are also developing a heat pump-based thermal system for improved cold weather efficiency as well as a range of new battery packs including both high nickel and lithium iron phosphate (“LFP”) chemistries. We also continue to develop our portfolio of charging and energy products to expand beyond the DC chargers for both Rivian Adventure Network and Fleet charging to include our bi-directional home charger and home energy products. Beyond powertrain and charging systems, we are also developing an improved network architecture and simplified electronics topology, more powerful infotainment processing, expanded autonomy perception sensors, and our next-generation autonomy compute platform. We believe that these investments will increase the capability and value proposition of our vehicles for our customers while also delivering improved unit economics for Rivian. As always, we’re grateful for, and want to thank, our employees, customers, suppliers, partners, communities, and shareholders, who continue to believe in our vision and potential and offer us tremendous support on our journey to help preserve the planet. 5

Production Progress Q4 2021 Shareholder Letter © 2022 Rivian. All rights reserved. By the end of 2021, we accomplished our primary objective of certifying and starting deliveries of our first three vehicles—the R1T, R1S, and EDV. Both vehicle platforms are the tip of the spear for the brand and play an important role in establishing our relationship with the customer and the world. We produced 1,015 and delivered 920 vehicles for the full year 2021. Now turning to the progress we are making in the first quarter of 2022, the plant is starting to ramp nicely despite the quarter getting off to a slow start and persistent supply chain constraints. Through the first half of Q1 2022, we experienced several headwinds and other factors impacting our production ramp, including a planned 10-day shutdown to fine-tune our production lines, significant supply chain limitations, a large spike in COVID-19 cases likely attributable to the Omicron variant, and severe winter weather in Central Illinois. Like the rest of the industry, we anticipate supply chain challenges to persist through 2022. We are working closely with our suppliers to identify component constraints early so that we can support the supplier ramp and/or develop alternative solutions if needed. 6

Q4 2021 Shareholder Letter © 2022 Rivian. All rights reserved. We are focused on our production ramp and are encouraged by the team’s progress. This is reflected in strong recent week-over-week production rate growth, wherein our output has been constrained primarily by supplier constraints. The critical production areas of the plant, including battery module, general assembly, skateboard assembly, body shop, and paint shop, continue to each set record weekly production levels for Rivian. During the two trailing weeks prior to March 8, we averaged a weekly production rate that was approximately two times the exit rate of Q4 2021. As of March 8, we have produced 1,410 vehicles in 2022 and 2,425 vehicles since the start of production. The parallel development and production of our R1T, R1S, and EDV vehicles has also led to beneficial synergies as we take learnings from one program and apply them to the others. We are continuously improving as we refine our manufacturing operations and believe the core processes and equipment within the plant position us to achieve a successful continued ramp-up. Our focus remains on achieving the highest possible level of customer experience, production, and quality, as well as ensuring the health and safety of our employees. 7

As our manufacturing processes ramp-up, our product development team remains focused on the continued design and engineering of future vehicles and technologies. Our ability to design and launch a variety of vehicle programs and technologies is a core competency that remains critical to our ability to expand our addressable market and increase market share. We know that in order to scale and deliver scaled impact, we need to continue developing a range of products and services that interests and excites many types of customers. Earlier this month, we released an update to our R1 product portfolio that included our new Dual-Motor propulsion system as well as our Standard battery pack. We intend for these new offerings to provide an attractive entry price point for our high-performance R1 offering. To fit these new offerings into our product portfolio, we also revisited our overall pricing strategy. Prior to the pricing changes, our R1 platform had a starting price range of $67,500—$83,000 which only included Quad-Motor variants. With the addition of these new product offerings, the R1 platform’s price range is now $67,500—$95,000 including both Quad and Dual-Motor configurations as well as a Standard battery pack. The performance, utility, and efficiency found in our R1 vehicles continues to deliver a compelling value proposition for the consumer. On March 1, we announced the Dual-Motor and Standard battery pack along with the associated updated pricing model that was referenced above. In applying the updated pricing to existing preorder customers, we failed to appreciate that customers viewed their configuration price as locked, and we wrongly assumed preorder customers would be open to reconfiguring to the recently announced Dual-Motor and Standard battery pack if they wanted to maintain a similar price point to their original configuration. We recognized the impact on our customers and quickly moved to honor the originally configured pricing for our pre-March 1, 2022 preorders. Our relationship with customers is one of the most important aspects of what we are building, and we believe our early customers are critical for establishing the brand foundation needed to support many millions of annual sales across our future vehicle portfolio. Since launching in 2018, we believe the brand loyalty we have forged is one of our most valuable assets, one that we believe will continue to drive network effects moving forward. Expanding Product Offerings Q4 2021 Shareholder Letter © 2022 Rivian. All rights reserved. New Product Offerings and Pricing Strategy Quad-Motor Our Quad-Motor drive uses four motors that deliver instant power to each wheel for precise traction control in all conditions. Dual-Motor Our Dual-Motor drive uses two motors— one for each axle. This system improves battery range while maintaining performance on and off-road. 8

Single-Motor Drive Unit for R1 and RCV Platforms

Our recent product announcement included the planned release of our in-house-designed and manufactured Single-Motor drive unit. For the R1 platform, this drive unit will be used for our Dual-Motor all-wheel drive ("AWD") system. Preorders for the R1T and R1S with Dual-Motor AWD can now be made in our configurator, offering customers a high-performance experience at a lower price point than our flagship Quad-Motor AWD. At a projected 600+ horsepower, 600+ ft-lbs torque and 0-60 mph in as quick as four seconds, this drivetrain is engineered to deliver incredible on- and off-road performance. We intend to begin offering the Dual-Motor AWD system in our R1 products in the second half of 2023, and in additional consumer vehicles in the future.

For the RCV platform, we will offer this technology in a Single-Motor, front-wheel drive ("FWD") and a Dual-Motor AWD configuration. By the end of this year, we plan to begin utilizing this new drive unit in our EDVs.

By using this motor in both our consumer and commercial platforms, we intend to gain cost-efficiencies, provide accessible price points and expand our addressable market.

As of March 8, 2022, we have built over 100 pre-production units of our new drive units on our pilot manufacturing line and are executing validation testing for both consumer and commercial vehicle applications. The construction of the full production line for this new family of drive units is currently underway.

Standard Battery Pack

In addition to our Dual-Motor, we announced the Standard battery pack, which we plan to utilize in the RCV platform beginning in 2022 and R1 platform in 2024. We developed this new pack architecture to utilize LFP cells. Expanding our cell and pack technology roadmaps to include both high nickel cells as well as LFP cells will expand our available supply while reducing cost.

We believe our commercial customers will see similar daily range capabilities with LFP chemistry, and this chemistry provides meaningful cost savings for us.

In our consumer vehicles, we expect an estimated range of over 260 miles in the R1 with the LFP-based Standard battery pack. This battery pack will offer consumers a more affordable entry price to explore the world in a Rivian vehicle. With the addition of the Standard battery pack, consumers will have the option for three different battery options for the R1T and two options for the R1S, diversifying our future R1 portfolio.

R1T

		Dual-Motor			Quad-Motor	
Spec	**Units**	**Standard**	**Large**	**Max**	**Large**	**Max**
Range	mi	260+	320+	400+	314	400+
0-60	sec		4.0		3.0	
Towing	lbs		11,000		11,000	
Horsepower	hp		600+		800+	
Torque	ft-lbs		600+		900+	

R1S

		Dual-Motor		Quad-Motor
Spec	**Units**	**Standard**	**Large**	**Large**
Range	mi	260+	320+	316
0-60	sec	4.0		3.0
Towing	lbs	7,700		7,700
Horsepower	hp	600+		800+
Torque	ft-lbs	600+		900+

Q4 2021 Shareholder Letter
© 2022 Rivian. All rights reserved.
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Q4 2021 Shareholder Letter © 2022 Rivian. All rights reserved. The fleet of delivered vehicles is also benefiting from the continued efforts of our software development team, with improvements and/or new features being added through in-vehicle over-the-air (“OTA”) updates. These OTAs include everything from our bird’s-eye view camera, improved infotainment, refined Level 2 self- driving features, improved climate control efficiency, enhanced driving dynamics, and improved UI. The in-house control of our software stack and the associated hardware platforms enables us to deliver meaningful regular OTA updates. Continuous Software Enhancements 10

At the end of 2021, we sold the first production EDV to Amazon. Since then, we have continued production at our plant. The bring up of our manufacturing lines for the EDV has been smoother than R1T or R1S as these lines benefited from the collective learnings from our R1 line. While the line ramp has been positive, the ramp of production has largely been gated by a number of supplier constraints. Our team has been incredibly focused on working with these suppliers to achieve our needed ramp. During this time, we have also been working in close partnership with Amazon to refine the digital integration of the EDV as well as our software platform to support the most effective operation of the vehicles. We intend to scale production and deployments in the second quarter of this year. As we progress through these significant milestones, we are also in the process of exploring ways to further expand our commercial partnership with Amazon. Strong Partnership with Amazon Q4 2021 Shareholder Letter © 2022 Rivian. All rights reserved. 11

Q4 2021 Shareholder Letter © 2022 Rivian. All rights reserved. In December, we launched the RCV platform with the EDV-700, which is our first vehicle delivered to Amazon. Since then, we have successfully produced pre- production EDV-500 vehicles as well as an European version of the EDV-500 in our Normal, Illinois plant. The EDV-500 is a narrower and shorter version of the EDV-700 and an important vehicle for expanding to markets and geographies for which smaller form factors are better suited. The design and production of the EDV-500 highlight the benefits of our common vehicle technology platform. From a hardware perspective, many of the components are shared with our EDV-700. Additionally, the learnings gained from the production of our EDV-700 will be applied to the EDV-500 as we begin production of salable units in 2022. EDV-500 12

As of March 8, 2021, we had approximately 83K R1 preorders from consumers across the U.S. and Canada, all of which have been attracted exclusively through earned media, owned media channels, and word of mouth, without the use of traditional paid media. Preorders since the March 1 pricing announcement continue to accumulate at approximately the same rate, indicating the new pricing model which includes the Dual-Motor and Standard battery pack provides a strong value proposition to customers. Strong Preorder Base and Our Commercial Roadmap Q4 2021 Shareholder Letter © 2022 Rivian. All rights reserved. Preorders 13

Providing a seamless, comprehensive service solution is a core element of our direct-to-customer offering. Rivian Mobile Service, Rivian Service Centers, app- based notifications and alerts, and in-vehicle over-the-air software updates are designed to provide convenience and comprehensive access for Rivian owners over the lifetime of their purchase. As of March 8, 2022, we had 15 Rivian Service Centers opened and a fleet of Rivian Mobile Service vans in operation. We believe we are fully equipped to meet the service needs of our consumer and commercial customers. Our digital transaction process eliminates the hours traditionally spent at a third party dealership, allowing Rivian customers to complete their orders from home in as little as 15 minutes. This includes securing insurance, financing, title and registration, and trade-in appraisal. Customers are also able to schedule a home delivery. We are proud of the tremendous amount of care we invested in our delivery experience, and training of our delivery field specialists in all aspects of our vehicle, technology, and service offerings. Q4 2021 Shareholder Letter © 2022 Rivian. All rights reserved. Service Sales and Delivery 14

Delivery of Over 900 Vehicles Gross Profit Operating Expenses and Operating Loss Total revenues for Q4 2021 were $54 million, driven by the delivery of 909 vehicles. For fiscal year 2021, total revenues were $55 million, supported by 920 total vehicle deliveries. We generated negative gross profit of $(383) million for Q4 2021. For fiscal year 2021, we generated negative gross profit of $(465) million. As we produce vehicles at low volumes on production lines designed for higher volumes, we have and will continue to experience negative gross profit related to significant labor and overhead costs. This pressure on gross profit from limited volumes will continue in the near term, but we expect will improve on a per-vehicle basis as production volumes ramp-up faster than future labor and overhead cost increases. Additionally, we recorded a lower of cost or net realizable value (“LCNRV”) adjustment to write down the value of certain inventory to the amount we anticipate receiving upon vehicle sale (after considering future costs necessary to ready the inventory for sale). This non-cash expense negatively impacted gross profit in the fourth quarter of 2021 by $64 million, and $95 million for fiscal year 2021; additionally, we expect this item to continue to negatively impact near term periods as well. We also experienced increased logistics costs due to expedited freight associated with supply chain challenges. Total operating expenses for Q4 2021 grew to $2,071 million, as compared to $353 million in Q4 2020. For fiscal year 2021, operating expenses grew to $3,755 million, as compared to $1,021 million in 2020. In Q4 2021, we recognized a significant non- cash stock-based compensation charge of $554 million in operating expenses. The performance-based vesting conditions were deemed probable at the time of our IPO, resulting in the first time we recognized stock-based compensation expense. Research and development (“R&D”) expense in Q4 2021 was $726 million, as compared to $255 million in Q4 2020. The increase stemmed from both efforts related to our R1 vehicle and EDV programs as well as important investments related to other advanced product-development activities. Additionally, we recognized a stock-based compensation expense of $277 million in Q4 2021, which we had not recognized in prior periods, given our IPO was in Q4 2021. Financial Highlights Q4 2021 Shareholder Letter © 2022 Rivian. All rights reserved. 15

Capital Expenditures Liquidity and Free Cash Flow¹ Capital expenditures for Q4 2021 were $(455) million. This represented an increase as compared to the same period last year due primarily to our continued strategic investments in infrastructure. We continue the build-out of our plant in Normal, Illinois, investing in corporate workplace and lab facilities, service operations, and experience spaces. For fiscal year 2021, our capital expenditures were $(1,794) million. We ended Q4 2021 with $18,423 million in cash, cash equivalents, and restricted cash. This excludes the capacity under our asset-based revolving-credit facility. We define free cash flow as net cash used in operating activities less capital expenditures. As stated above, this larger year-over-year net cash used in operating activities, in combination with higher capital expenditures, resulted in negative free cash flow¹ of $(1,541) million for Q4 2021 as compared to $(574) million during the same period in 2020. Additionally, free cash flow was $(4,416) million for fiscal year 2021 as compared to $(1,762) million for 2020. 1 A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided at the end of this letter. Adjusted EBITDA¹ Net Cash Used in Operating Activities Net Loss Adjusted EBITDA¹ for Q4 2021 was $(1,108) million as compared to $(341) million for the same period in the prior year. For fiscal year 2021, Adjusted EBITDA was $(2,790) million as compared to $(992) million in 2020. Net cash used in operating activities for Q4 2021 was $(1,086) million as compared to $(268) million for the same period last year, as we continued to increase our R&D efforts, scale our corporate and commercial operations, and began the manufacture and sale of our first products from our Normal Factory. Net cash used in operating activities for fiscal year 2021 was $(2,622) million as compared to $(848) million for the same period last year. Our net loss for Q4 2021 was $(2,461) million as compared to $(353) million for the same period last year. The increased losses, as compared to Q4 2020, were due primarily to the higher operating losses discussed above. For fiscal year 2021, we recorded a net loss of $(4,688) million as compared to $(1,018) million in 2020. Q4 2021 Shareholder Letter © 2022 Rivian. All rights reserved. Selling, general, and administrative (“SG&A”) expense for Q4 2021 was $682 million, as compared to $98 million in Q4 2020. The primary drivers of this increase were scaling our sales operations, office locations, customer-facing facilities, and corporate functions to properly support future business growth. Additionally, as was the case with our R&D expense, we recognized a stock-based compensation expense of $277 million in Q4 2021, which we had not recognized in prior periods, given our IPO was in Q4 2021. In Q4 2021, we also recorded other expense of $663 million. This primarily non- cash expense represents the accounting for the 8 million shares of Class A common stock and $20 million of cash donated to Forever by Rivian, Inc. in Q4 2021 in conjunction with our IPO. Overall, our investment in people, technology, and vehicle programs drove the majority of the increased operating expenses in 2021. For fiscal year 2021, we recorded $1,850 million of R&D expense and $1,242 million of SG&A expense. We experienced a loss from operations in Q4 2021 totaling $(2,454) million. For fiscal year 2021, we recorded a loss from operations of $(4,220) million. 16

2022 Business Outlook Over the course of fiscal year 2022, we plan to remain focused on ramping up production of both the R1 and RCV lines in Normal, as well as investing in our technology and product portfolio for future growth. We believe that throughout 2022, the supply chain will be a fundamental limiting factor in our total output for the Normal Factory and that our manufacturing equipment and processes would have the ability to produce enough vehicles to deliver over 50,000 vehicles across our R1 and RCV platforms in 2022 if we were not constrained by our supply chain. Our confidence comes from the demonstrated performance of our processes and equipment which is in line with our expectations. Despite this, due to the supply chain constraints currently visible to us, we believe we will have sufficient parts and materials to produce 25,000 vehicles across our R1 and RCV platforms in 2022. We continue to work with suppliers and look for engineered solutions to help us combat any anticipated supply chain issues. Q4 2021 Shareholder Letter © 2022 Rivian. All rights reserved. Capital Expenditures Adj. EBITDA Vehicles Produced $2,600 million $(4,750) million 25,000 17 1 A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided at the end of this letter. As we continue to ramp-up our manufacturing facility, manage supply chain challenges, face continued inflationary pressures, and minimize price increases to customers in the near term, we expect to recognize negative gross margins throughout 2022. Our strategy to deeply vertically integrate our ecosystem has required substantial up-front investments in capabilities, technologies, and services that are often outsourced by other manufacturers. For example, we are making investments in vehicle technology, manufacturing capacity, and charging infrastructure, and most of these expenses will appear in our cost of revenue. This is exacerbated by the overlapping ramp-up of R1T, R1S and EDV. We expect that these additional investments will put further pressure on gross profit per vehicle in the near term until we more fully ramp-up production volumes. Adjusted EBITDA¹ is estimated to be ($4,750) million in 2022 due primarily to continued forward investment in our ecosystem. Our research and development expenses will increase as we invest in future vehicle platforms, vertical integration, and our in-vehicle and Rivian Cloud technology roadmap. We will also see an increase in selling, general, and administrative expenses driven by increased investments in facilities, our service network, commercial operations, and technology. The investments we plan to make will help support our future growth. We plan to continue investing in our business throughout 2022 and therefore expect an increase in capital expenditures as compared to 2021. Capital expenditures are expected to be $2,600 million, driven by additional investment in our Normal Factory to expand the total capacity to 200,000 units annually. In addition, we expect to realize increased capital spend associated with tooling for current vehicle platforms, future vehicle manufacturing lines, battery technology and supply, our service network, digital offering, and general technology.

Webcast Rivian will host an audio webcast to discuss its results and provide a business update at 2:00pm PT / 5:00pm ET on Thursday, March 10, 2022. The link to the webcast will be made available on Rivian’s Investor Relations website at rivian.com/investors. After the call, a replay will be available at rivian.com/investors for four weeks. Q4 2021 Shareholder Letter © 2022 Rivian. All rights reserved. 18

Forward-Looking Statements This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this shareholder letter that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our future operations, initiatives and business strategy, our future financial results, the planned use of proceeds from our IPO, the underlying trends in our business, supply chain constraints and our plans to minimize the impact of such constraints, our market opportunity, and our potential for growth, including our planned expansion of our Normal Factory, plans for our second manufacturing facility, production ramp-up and anticipated production levels, new and expanded product and service offerings, new and expanded commercial partnerships, and revenue opportunities. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements, including, but not limited to, our history of losses as a growth-stage company; our limited operating history; our ability to develop and manufacture vehicles on a large scale is unproven; we expect a significant portion of our initial revenue to be from one customer; our inability to attract and retain a large number of customers; risks relating to our position as a new entrant into the automotive industry; risks relating to the highly competitive automotive market; we may be unable to adequately control capital expenditures and costs; we could experience cost increases or disruptions in supply of components used in our vehicles; our dependence upon third parties; we may experience significant delays in the design, manufacture, financing, regulatory approval, launch, and delivery of our vehicles; we are highly dependent on the services and reputation of our Founder and Chief Executive Officer; our dependence on suppliers; volatility in pricing of components and raw materials; our long-term results depend on our ability to successfully introduce and market new products and services; our ability to continue to launch compelling features in existing and new vehicles; our inability to manage our future growth effectively; our pricing decisions may affect our community, preorders, and demand negatively; we may not succeed in establishing, maintaining, and strengthening our brand; risks relating to our distribution model; we rely on complex machinery, and production involves a significant degree of risk and uncertainty; our vehicles rely on highly technical software and hardware that could contain errors or defects; we may not successfully develop the complex software and technology systems needed to produce our vehicles; we may not realize the benefits of our charging networks; inadequate access to charging stations; risks related to our use of lithium-ion battery cells; we may not be able to accurately estimate the supply and demand for our vehicles; we have minimal experience servicing and repairing our vehicles; preorders for our vehicles are cancellable and fully refundable; the automotive industry and its technology are rapidly evolving; our competitors may take steps to compete more effectively against us, including with respect to pricing and features; risks associated with autonomous driving technology; the performance of our vehicles; our future growth is dependent on the demand for electric vehicles; the reduction or elimination of government and economic incentives for electric vehicles; we may not obtain government grants and other incentives for which we may apply; vehicle retail sales depend heavily on affordable interest rates and availability of credit; risks associated with exchange rate and interest rate fluctuations; insufficient warranty reserves to cover warranty claims; future field actions, including product recalls, could harm our business; risks related to product liability claims; we will initially depend on revenue from a limited number of models; risks associated with potential international operations; risks related to the COVID-19 pandemic; our financial results may vary significantly from period to period; we will need to sell additional equity or debt securities and may incur additional indebtedness; breaches in data security and failure of information security systems could harm our business; risk of intellectual property infringement claims; our ability to prevent unauthorized use of our intellectual property; risks related to governmental regulation; material weaknesses in our internal control over financial reporting; our workforce may not be trained, retained or scale productivity Q4 2021 Shareholder Letter © 2022 Rivian. All rights reserved. 19

Forward-Looking Statements (cont'd)

as intended, including because of personnel complaints as we grow; and the other factors described in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 and our other filings with the SEC. These factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this shareholder letter. Any such forward-looking statements represent management's estimates as of the date of this shareholder letter. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Non-GAAP Financial Measures

In addition to our results determined in accordance with generally accepted accounting principles in the United States ("GAAP"), we review financial measures that are not calculated and presented in accordance with GAAP ("non-GAAP financial measures"). We believe our non-GAAP financial measures are useful in evaluating our operating performance. We use the following non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors, because it provides consistency and comparability with past financial performance and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP is provided below. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Our non-GAAP financial measures include adjusted net loss, net loss per share, adjusted EBITDA, and free cash flow. Adjusted net loss is defined as net loss before stock-based compensation, other (expense) income, net, (gain) loss on convertible notes, net, and the donation to Forever by Rivian, Inc. Adjusted net loss per share is defined as adjusted net loss divided by the weighted-average common shares outstanding. Adjusted EBITDA is defined as net loss before interest expense (income), net, provision for income taxes, depreciation and amortization, stock-based compensation, other (expense) income, net, (gain) loss on convertible notes, net, and the donation to Forever by Rivian, Inc. Free cash flow is defined as net cash used in operating activities less capital expenditures.

Stock-Based Compensation

(in millions)
(unaudited)

	Twelve Months Ended December 31, 2021
Cost of revenues	$ 16
Research and development	277
Selling, general, and administrative	277
Total stock-based compensation expense	**$ 570**

Depreciation & Amortization

(in millions)
(unaudited)

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2021	Twelve Months Ended December 31, 2020	Twelve Months Ended December 31, 2021
Cost of revenues	$ —	$ 84	$ —	$ 104
Research and development	7	13	19	52
Selling, general, and administrative	5	16	10	41
Total depreciation & amortization expense	**$ 12**	**$ 113**	**$ 29**	**$ 197**

Q4 2021 Shareholder Letter
© 2022 Rivian. All rights reserved.
20

Consolidated Balance Sheets

(in millions)
(unaudited)

Assets

	December 31, 2020	December 31, 2021
Current assets:		
Cash and cash equivalents	$ 2,979	$ 18,133
Receivables	6	26
Inventory	—	274
Other current assets	31	126
Total current assets	3,016	18,559
Property, plant, and equipment, net	1,445	3,183
Operating lease assets, net	80	228
Other non-current assets	61	324
Total assets	**$ 4,602**	**$ 22,294**

Liabilities, contingently redeemable convertible preferred stock, and stockholders' (deficit) equity

	December 31, 2020	December 31, 2021
Current liabilities:		
Accounts payable	$ 90	$ 483
Accrued liabilities	443	667
Customer deposits	28	74
Current portion of long-term debt	28	—
Current portion of lease liabilities and other current liabilities	22	89
Total current liabilities	611	1,313
Non-current portion of long-term debt	47	1,226
Long-term lease liabilities	83	218
Other non-current liabilities	1	23
Total liabilities	**$ 742**	**$ 2,780**
Commitments and contingencies		
Contingently redeemable convertible preferred stock, $0.001 par value; 508 and 10 shares authorized, and 504 and 0 shares issued and outstanding as of December 31, 2020 and December 31, 2021, respectively	5,244	—
Stockholders' (deficit) equity:		
Common stock, $0.001 par value; 712 and 3,508 shares authorized and 101 and 900 shares issued and outstanding as of December 31, 2020 and December 31, 2021, respectively	—	1
Additional paid-in capital	302	25,887
Accumulated deficit	(1,686)	(6,374)
Total stockholders' (deficit) equity	**$ (1,384)**	**$ 19,514**
Total liabilities, contingently redeemable convertible preferred stock, and stockholders' (deficit) equity	**$ 4,602**	**$ 22,294**

Q4 2021 Shareholder Letter
© 2022 Rivian. All rights reserved.
21

Consolidated Statements of Operations

(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2020	2021	2020	2021
Revenues	$ —	$ 54	$ —	$ 55
Cost of revenues	—	437	—	520
Gross Profit	$ —	$ (383)	$ —	$ (465)
Operating expenses:				
Research and development	255	726	766	1,850
Selling, general, and administrative	98	682	255	1,242
Other expenses	—	663	—	663
Total operating expenses	$ 353	$ 2,071	$ 1,021	$ 3,755
Loss from operations	$ (353)	$ (2,454)	$ (1,021)	$ (4,220)
Interest income	1	1	10	3
Interest expense	(2)	(22)	(8)	(29)
Loss on convertible notes, net	—	17	—	(441)
Other income (expense), net	1	(3)	1	(1)
Loss before income taxes	$ (353)	$ (2,461)	$ (1,018)	$ (4,688)
Provision for income taxes	$ —	$ —	$ —	$ —
Net loss	$ (353)	$ (2,461)	$ (1,018)	$ (4,688)
Net loss attributable to common stockholders, basic and diluted	$ (354)	$ (2,461)	$ (1,019)	$ (4,688)
Net loss per share attributable to common stockholders, basic and diluted	$ (3.50)	$ (4.83)	$ (10.09)	$ (22.98)
Weighted-average common shares outstanding, basic and diluted	101	510	101	204

Q4 2021 Shareholder Letter
© 2022 Rivian. All rights reserved.
22

Consolidated Statements of Cash Flows

(in millions)
(unaudited)

	Twelve Months Ended December 31, 2019	2020	2021
Cash flows from operating activities:			
Net loss	$ (426)	$ (1,018)	$ (4,688)
Depreciation and amortization	7	29	197
Stock-based compensation	—	—	570
Other expenses	—	—	643
Loss on convertible notes, net	—	—	441
Write-down of inventory	—	—	95
Other non-cash activities	37	41	36
Changes in operating assets and liabilities:			
Receivables	(16)	11	(20)
Inventory	—	—	(369)
Other current assets	(8)	(34)	(81)
Other non-current assets	(5)	(8)	(8)
Accounts payable and accrued liabilities	43	121	461
Customer deposits	14	10	46
Other current liabilities	15	1	37
Other non-current liabilities	(14)	(1)	18
Net cash used in operating activities	**$ (353)**	**$ (848)**	**$ (2,622)**
Cash flows from investing activities:			
Capital expenditures	(199)	(914)	(1,794)
Net cash used in investing activities	**$ (199)**	**$ (914)**	**$ (1,794)**
Cash flows from financing activities:			
Proceeds from share issuance upon initial public offering, net of underwriting discounts and commissions and offering costs	—	—	13,530
Proceeds from issuance of capital stock	2,750	2,506	2,658
Proceeds from issuance of convertible notes	—	—	2,500
Proceeds from issuance of long-term debt, net of discount and debt issuance costs	61	—	1,226
Principal payments and other financing activities	—	(6)	(86)
Net cash provided by financing activities	**$ 2,811**	**$ 2,500**	**$ 19,828**
Net change in cash	2,259	738	15,412
Cash, cash equivalents, and restricted cash—Beginning of period	14	2,273	3,011
Cash, cash equivalents, and restricted cash—End of period	**$ 2,273**	**$ 3,011**	**$ 18,423**
Supplemental disclosures of cash flow information:			
Cash paid for interest	**$ 5**	**$ 4**	**$ 2**
Supplemental disclosure of non-cash investing and financing activities:			
Capital expenditures included in liabilities	**$ 98**	**$ 325**	**$ 479**
Conversion of convertible notes	**$ 100**	**$ —**	**$ 2,941**
Conversion of convertible preferred stock	**$ —**	**$ —**	**$ 7,894**
Warrants issuance	**$ 13**	**$ 3**	**$ —**

Q4 2021 Shareholder Letter
© 2022 Rivian. All rights reserved.
23

Reconciliation of Non-GAAP Financial Measures

(in millions, except per share amounts)

Adjusted Net Loss & Net Loss Per Share

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2021	Twelve Months Ended December 31, 2020	Twelve Months Ended December 31, 2021
Net loss attributable to common shareholders (GAAP)	$ (354)	$ (2,461)	$ (1,019)	$ (4,688)
Stock-based compensation	—	570	—	570
Other expense (income), net	(1)	3	(1)	1
(Gain)/Loss on convertible notes, net	—	(17)	—	441
Forever by Rivian, Inc. donation	—	663	—	663
Net loss attributable to common shareholders (non-GAAP)	**$ (355)**	**$ (1,242)**	**$ (1,020)**	**$ (3,013)**
Net loss per share attributable to common shareholders—basic & diluted (GAAP)	$ (3.50)	$ (4.83)	$ (10.09)	$ (22.98)
Stock-based compensation	—	1.12	—	2.79
Other expense (income), net	(0.01)	0.01	(0.01)	—
(Gain)/Loss on convertible notes, net	—	(0.03)	—	2.16
Forever by Rivian, Inc. donation	—	1.30	—	3.25
Adjusted Net loss per share attributable to common shareholders—basic & diluted (non-GAAP)	**$ (3.51)**	**$ (2.43)**	**$ (10.10)**	**$ (14.78)**
Weighted-average common shares outstanding—basic & diluted (GAAP)	**101**	**510**	**101**	**204**

Adjusted EBITDA

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2021	Twelve Months Ended December 31, 2020	Twelve Months Ended December 31, 2021
Net loss	$ (353)	$ (2,461)	$ (1,018)	$ (4,688)
Interest expense (income), net	1	21	(2)	26
Depreciation and amortization	12	113	29	197
Stock-based compensation	—	570	—	570
Other expense (income), net	(1)	3	(1)	1
(Gain)/Loss on convertible notes, net	—	(17)	—	441
Forever by Rivian, Inc. donation	—	663	—	663
Adjusted EBITDA (non-GAAP)	**$ (341)**	**$ (1,108)**	**$ (992)**	**$ (2,790)**

Free Cash Flow

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2021	Twelve Months Ended December 31, 2020	Twelve Months Ended December 31, 2021
Net cash used in operating activities	$ (268)	$ (1,086)	$ (848)	$ (2,622)
Capital expenditures	(306)	(455)	(914)	(1,794)
Free cash flow (non-GAAP)	**$ (574)**	**$ (1,541)**	**$ (1,762)**	**$ (4,416)**

Q4 2021 Shareholder Letter
© 2022 Rivian. All rights reserved.
24